EXHIBIT 99.1

Amyris Announces Pricing of Its $57.6 Million of Convertible Senior Notes Due 2019 With a Conversion Price of $2.25 Per Share

EMERYVILLE, Calif., Oct. 15, 2015 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced that it has priced its previously announced private offering of $57.6 million aggregate principal amount of the Company's 9.50% Convertible Senior Notes due 2019, which will be sold only to qualified institutional buyers and institutional accredited investors in a private placement under the Securities Act of 1933, as amended. The $57.6 million exceeded the $50 million expected offering amount announced on October 14, 2015.

The notes will be unsecured, senior obligations of the Company. The closing of the offering of the notes is expected to occur on October 20, 2015, subject to the satisfaction of customary closing conditions.

The notes will pay interest semi-annually at a rate of 9.50% per annum and will mature on April 15, 2019, unless earlier converted or repurchased. Interest will be payable, at Amyris's election, entirely in cash or entirely in shares of common stock. The notes will have an initial conversion rate, subject to adjustment, of 443.6557 shares of the Company's common stock per $1,000 principal amount of the notes, representing a conversion price of approximately $2.25 per share of the Company's common stock.

The notes will be convertible at any time until the close of business on the scheduled trading day immediately preceding the maturity date. Upon conversion, the notes will be settled in shares of Amyris common stock. With respect to any conversion on or after the earlier of (i) the date that a registration statement covering the resale of common stock issuable upon conversion of the notes, in connection with an early conversion payment or as interest payments on the notes, is effective or (ii) April 15, 2016, in addition to the shares deliverable upon conversion, holders will be entitled to receive a payment equal to the present value of the remaining scheduled payments of interest that would have been made on the notes being converted from the date of conversion (or, in the case of conversion between a record date and the following interest payment date, from such interest payment date) until the earlier of the date that is three years after the date Amyris receives such notice of conversion or maturity.

Amyris estimates the net proceeds from the offering after offering expenses will be approximately $54.4 million. Amyris expects to use the net proceeds from the offering of the notes for general corporate purposes, which may include the development of the Company's sales and marketing infrastructure, as well as other strategic transactions and acquisitions. In addition, Amyris will use approximately $18.3 million of the proceeds of the offering to repurchase $22.9 million aggregate principal amount of the Company's outstanding 6.50% Convertible Senior Notes due 2019 and approximately $8.8 million to repurchase $9.7 million aggregate principal amount of the Company's outstanding 3% Convertible Senior Notes due 2017, in each case held by purchasers of notes participating in the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Amyris common stock into which the notes are convertible or that may be issued in payment of interest) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private placement memorandum.

The notes and shares of Amyris common stock issuable upon conversion of the notes, including in connection with an early conversion payment, or as interest payments on the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Amyris has agreed to file a registration statement under the Securities Act of 1933, as amended, for the resale of the shares of common stock issuable upon conversion of the notes, including in connection with an early conversion payment, or as interest payments on the notes.

Forward Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the expected use of proceeds from the offering and the closing date of the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Amyris will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

Amyris assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Amyris and the Amyris logo are registered trademarks of Amyris, Inc.

CONTACT: Peter DeNardo
         Director, Investor Relations and Corporate Communications
         Amyris, Inc.
         +1 (510) 740-7481
         investor@amyris.com
         pr@amyris.com